Exhibit 99.1

GILLA PROVIDES CORPORATE UPDATE; RELEASES Q1 2017 RESULTS

New York, NY – (May 18th, 2017) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), the fast-growing designer, manufacturer and marketer of E-liquid for vaporizers, today provided a corporate update on the acquisition of the Canadian-based E-liquid manufacturer and its cannabis concentrates division along with the release of the Company’s financial results for the three month period ended March 31, 2017.

CORPORATE UPDATE

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The Company has commenced due diligence on the Canadian-based E-liquid manufacturer (the “Target”) and reiterates an expected closing date on or before May 31st, 2017, subject to the completion of its confirmatory due diligence of the Target’s business and approval from the Company’s board of directors and applicable regulatory bodies or exchange, if so required. There has been no change to the terms of the letter of intent or the total purchase price as disclosed in the Company’s press release dated May 5th, 2017.

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The Company continues to build its complementary cannabis concentrates division and is continuing to build and license its portfolio of cannabis concentrate products with a multi-jurisdictional distribution strategy.

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May 20th, 2017 marks the end of the Tobacco Products Directive (Directive 2014/40/EU) (“TPD”) implementation and sell-through period across the European Union (“EU”). The Company has been preparing for the upcoming adoption date and now has successfully released a full portfolio of TPD compliant packaging for E-liquid products marketed for sale across the EU.

Q1 2017 HIGHLIGHTS

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For the three month period ended March 31, 2017 (“Q1 2017”), the Company generated $1,243,539 in revenue through sales of proprietary E-liquid and other vaping products as compared to $1,233,791 in revenue during the three month period ended December 31, 2016 (“Q4 2016”); a stable quarter-over-quarter result given the slowdown observed in the EU market prior to the conclusion of the TPD non-compliant packaging sell-through period ending on May 20th, 2017.

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The Company generated gross profit margins of 56% in Q1 2017 as compared to 68% in Q4 2016, mostly as a result of higher than expected one-time costs relating to the implementation of TPD compliant packaging for the Company’s products in the EU.

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Revenue generated outside of North America grew to 84% of total Q1 2017 sales compared to 80% of total Q4 2016 sales, reflecting the Company’s focus on diversifying revenue across international markets and building international brand awareness. In addition, the Company’s implementation of store-level marketing programs in Europe has seen tremendous results to date.

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Administrative costs including sales and marketing expenses reduced to $997,350 in Q1 2017 from $1,174,933 in Q4 2016, reflecting the realization of significant cost savings from the consolidation and integration of operating activities during the second half of fiscal 2016.

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Net loss amounted to $898,268 in Q1 2017 as compared to a net loss of $1,058,879 in Q4 2016.

“Despite market turmoil in the EU as a result of the full adoption of the TPD, Gilla has had continued success throughout the EU due to our early implementation of compliant products,” stated Graham Simmonds, Chairman and CEO of Gilla. “We continue to invest in our cannabis concentrate division and we will soon update our shareholders on our exciting launch plans. Our goal remains to diversify Gilla into a global market leader for both nicotine E-liquid and cannabis vape products.”

About Gilla Inc.
Gilla Inc. manufactures, markets and distributes E-liquid, which is the liquid used in vaporizers, E-cigarettes, and other vaping hardware and accessories. E-liquid is heated by the atomizer to deliver the sensation of smoking. Gilla aims to be a global leader in delivering the most efficient and effective vaping solutions for nicotine and cannabis related products. The Company provides consumers with choice and quality across various categories and price points. Gilla’s proprietary product portfolio includes the following brands: Coil Glaze™, Siren, The Drip Factory, Craft Vapes™, Craft Clouds, Surf Sauce, Vinto Vape, VaporLiq, Vape Warriors, Vapor’s Dozen, Miss Pennysworth’s Elixirs, The Mad Alchemist™, Replicant, Enriched CBD and Crown E-liquid™.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gilla.com, or contact:

Mr. Bradford Long
Investor Relations
T: 1 (888) 994-GLLA (4552)
E: brad.long@gilla.com